Exhibit 99.1

Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebra.com

FOR IMMEDIATE RELEASE

Sales Increase 24% and Earnings Grow 27% To New Records for
Zebra Technologies in the 2004 First Quarter

Vernon Hills, IL, April 28, 2004–Zebra Technologies Corporation (Nasdaq: ZBRA) today announced record financial results for the first quarter that ended April 3, 2004. Sales and earnings far exceeded previously announced forecasts and analyst estimates, with material improvements in profit margins. In addition, the company announced a continued robust outlook in its financial forecast for the second quarter of 2004.

For the first quarter of 2004, net sales growth accelerated to 23.7% to $154,174,000 from $124,685,000 for the same period in 2003. Net income increased 26.7% to a record $27,934,000, or $0.58 per diluted share, from $22,040,000, or $0.47 per diluted share, for the same period a year ago. Per-share figures have been adjusted for a three-for-two stock split paid on August 21, 2003, in the form of a 50% stock dividend.

“Our results were exceptionally well balanced across products, channels and geographies, demonstrating the underlying strength of our business and the effectiveness of our growth strategy,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Sales growth spanned all product lines, with nearly all up 20% or better. All geographic regions showed sharp sales improvements, resulting from geographic expansion activities, effective new channel programs, organizational improvements, and a stronger U.S. economy. This very satisfying first quarter positions Zebra for another year of high growth.”

Mr. Kaplan added, “We are extending our leading position in high-growth specialty printing applications with initiatives that add to the ongoing robust business activity in bar code labeling solutions and card imaging. We continue to strengthen our leadership in emerging radio frequency identification technology in a variety of ways. Our enduring commitment to geographic expansion is creating an even greater Zebra presence around the world, including in high-growth regions such as China and Latin America. More aggressive pursuit of delivering solutions to high-growth vertical markets is yielding new business and bigger opportunity. These activities remain firmly on track and give us great optimism for Zebra’s future.”

At April 3, 2004, Zebra had $487,583,000 in cash, investments and marketable securities, and no long-term debt. At year-end, inventories totaled $48,009,000 and accounts receivable were $82,104,000.

Discussion and Analysis

All product lines and geographic regions participated in the company’s sales growth for the first quarter of 2004. Record international sales were paced by strong growth in all regions, with the largest portion of the sales volume increase deriving from Zebra’s European region. The North American region, the company’s largest, had accelerating growth of 16.6% and the second highest sales volume increase. Higher unit volumes were supplemented by higher average unit prices. Gross profit margin of 52.3% increased 0.7 percentage points from the first quarter of 2003, primarily from higher capacity utilization related to the higher sales volume and favorable foreign exchange rates. Growth of 22.0% in operating expenses related to higher payroll and benefits from higher headcount to support increased sales and marketing activities and product development activities, including those related to RFID products. Quarterly operating income increased 28.6% on margin expansion to 26.4% of net sales from 25.4% for the first quarter of 2003.

Second Quarter Outlook

Zebra also announced ongoing strong growth in it financial forecast for the second quarter of 2004. Net sales are expected within a range of $154,000,000 and $160,000,000, or up 18% to 23%, with earnings growth of 15% to 25%, to between $0.54 and $0.59 per diluted share.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the second quarter of 2004 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2003.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the first quarter of 2004. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	April 3, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,312	$14,266
Investments and marketable securities	470,271	435,698
Accounts receivable, net	82,104	81,867
Inventories	48,009	42,781
Deferred income taxes	4,617	4,507
Prepaid expenses	4,414	4,415
Total current assets	626,727	583,534

Property and equipment at cost, less accumulated depreciation and amortization	41,896	39,286
Goodwill	61,074	61,150
Other intangibles	8,436	9,031
Other assets	14,570	8,610
Total assets	$752,703	$701,611

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,768	$16,238
Accrued liabilities	22,121	26,938
Current portion of obligation under capital lease	182	153
Income taxes payable	11,118	2,273
Total current liabilities	54,189	45,602

Obligation under capital lease, less current portion	351	452
Deferred income taxes	1,898	723
Deferred rent	543	518
Other long-term liabilities	3,093	2,401
Total liabilities	60,074	49,696

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	476	474
Additional paid-in capital	72,240	62,166
Retained earnings	613,780	585,846
Accumulated other comprehensive income (loss)	6,133	3,429
Total stockholders’ equity	692,629	651,915
Total liabilities and stockholders’ equity	$752,703	$701,611

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 3, 2004	March 29, 2003
Net sales	$154,174	$124,685
Cost of sales	73,571	60,336
Gross profit	80,603	64,349
Operating expenses:
Selling and marketing	17,207	14,504
Research and development	8,896	7,579
General and administrative	12,746	10,251
Amortization of intangible assets	649	371
Exit costs	363	—
Merger costs	45	—
Total operating expenses	39,906	32,705

Operating income	40,697	31,644

Other income (expense):
Investment income	3,073	2,439
Interest expense	(26)	(38)
Foreign exchange gain (loss)	(656)	(143)
Other, net	(293)	6
Total other income	2,098	2,264

Income before income taxes	42,795	33,908
Income taxes	14,861	11,868
Net income	$27,934	$22,040

Basic earnings per share	$0.59	$0.47
Diluted earnings per share	$0.58	$0.47

Basic weighted average shares outstanding	47,500	46,797
Diluted weighted average and equivalent shares outstanding	48,179	47,241

Note: Share and per-share figures for 2003 were adjusted for a three-for-two stock split paid in the form of a 50% stock dividend on August 21, 2003.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	April 3, 2004	March 29, 2003
Cash flows from operating activities:
Net income	$27,934	$22,040
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,050	2,909
Tax benefit from exercise of stock options	3,148	—
Deferred income taxes	1,089	(66)
Changes in assets and liabilities:
Accounts receivable, net	1,097	(7,684)
Inventories	(4,712)	(2,416)
Other assets	(5,246)	(33)
Accounts payable	3,527	3,281
Accrued liabilities	(4,879)	(1,402)
Income taxes payable	8,795	12,642
Other operating activities	1,462	(2,598)
Net cash provided by operating activities	35,265	26,673

Cash flows from investing activities:
Purchases of property and equipment	(4,805)	(1,935)
Purchases of investments and marketable securities	(233,278)	(326,683)
Sales and maturities of investments and marketable securities	198,705	307,424
Net cash used in investing activities	(39,378)	(21,194)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	6,928	3,017
Payments for obligation under capital lease	(68)	(184)
Net cash provided by financing activities	6,860	2,833
Effect of exchange rate changes on cash	299	(221)
Net increase in cash and cash equivalents	3,046	8,091
Cash and cash equivalents at beginning of period	14,266	18,418
Cash and cash equivalents at end of period	$17,312	$26,509

Supplemental disclosures of cash flow information:
Interest paid	$26	$38
Income taxes paid	3,053	1,478

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	—	3

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	April 3, 2004	March 29, 2003	Percent Change	Percent of Total Sales
Hardware	$118,477	$94,553	25.3	76.8
Supplies	28,674	23,139	23.9	18.6
Service and software	6,541	6,037	8.3	4.2
Shipping and handling	1,124	956	17.6	0.8
Cash flow from hedging activities	(642)	—	—	(0.4)
Total sales	$154,174	$124,685	23.7	100.0

Sales by Geographic Region

	Three Months Ended
	April 3, 2004	March 29, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$52,452	$39,332	33.4	34.0
Latin America	8,439	6,666	26.6	5.5
Asia-Pacific	12,150	9,129	33.1	7.9
Total international	73,041	55,127	32.5	47.4
North America	81,133	69,558	16.6	52.6
Total sales	$154,174	$124,685	23.7	100.0